MERGER AGREEMENT

AMONG

AABB, INC.,

AABB ACQUISITION SUB, INC.,

CERTAIN SHAREHOLDERS,

AND

GENESIS LAND DEVELOPMENT, LLC

July 1, 2006

TABLE OF CONTENTS

1.	DEFINITIONS		1

2.	BASIC TRANSACTION		5
	2.1	The Merger	5
	2.2	The Closing	5
	2.3	Actions at the Closing	5
	2.4	Effect of Merger	5
	2.5	Closing of Transfer Records	6

3.	REPRESENTATIONS AND WARRANTIES OF THE TARGET		6
	3.1	Organization, Qualification, and Corporate Power	6
	3.2	Capitalization	6
	3.3	Authorization of Transaction	7
	3.4	Noncontravention	7
	3.5	Financial Statements	7
	3.6	Books And Records	8
	3.7	Title To Properties; Encumbrances	8
	3.8	No Undisclosed Liabilities	8
	3.9	No Material Adverse Change	8
	3.10	Employee Benefits	8
	3.11	Compliance With Legal Requirements; Governmental Authorizations	9
	3.12	Legal Proceedings; Orders	10
	3.13	Absence Of Certain Changes And Events	10
	3.14	Contracts; No Defaults	11
	3.15	Insurance	13
	3.16	Environmental Matters	14
	3.17	Employees	15
	3.18	Certain Payments	15
	3.19	Relationships With Related Persons	15
	3.20	Brokers' Fees	16
	3.21	Tax Treatment	16
	3.22	Disclosure	16

4.	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY AND THE BUYER OFFICER		16
	4.1	Organization	16
	4.2	No Brokers’ Fees	16
	4.3	Buyer’s Securities	17
	4.4	No Business Conducted	17
	4.5	Undisclosed Liabilities	17
	4.6	Authorization of Transaction	17
	4.7	Disclosure	17

i

	4.8	Financial Statements	18
	4.9	Books and Records	18
	4.10	No Contravention	18
	4.11	Reporting Company Status	19
	4.12	No Injunctions	19
	4.13	Antitakeover Statutes and Rights Agreement; Dissenters Rights	19
	4.14	Absence of Certain Changes	19
	4.15	Compliance with Laws and Court Orders	20
	4.16	Tax Treatment	20
	4.17	Litigation	20
	4.18	Agreements, Contracts and Commitments	20

5.	COVENANTS		20
	5.1	General	20
	5.2	Notices and Consents	21
	5.3	Regulatory Matters and Approvals	21
	5.4	Operation of Business	21
	5.5	Full Access	22
	5.6	Notice of Developments	22
	5.7	Exclusivity	22

6.	CONDITIONS TO OBLIGATION TO CLOSE		22
	6.1	Conditions to Obligation of the Buyer and the Transitory Subsidiary	22
	6.2	Conditions to Obligation of the Target	23

7.	INDEMNIFICATION		24
	7.1	Indemnification	24
	7.2	Warranty of No Claims	24
	7.3	Indemnity Procedure	24

8.	TERMINATION		25
	8.1	Termination of Agreement	25
	8.2	Effect of Termination	25

9.	MISCELLANEOUS		25
	9.1	Survival	25
	9.2	Press Releases and Public Announcements	26
	9.3	No Third-Party Beneficiaries	26
	9.4	Entire Agreement	26
	9.5	Succession and Assignment	26
	9.6	Counterparts	26
	9.7	Headings	26
	9.8	Notices	26
	9.9	Governing Law	27
	9.10	Amendments and Waivers	27

ii

9.11	Severability	27
9.12	Expenses	28
9.13	Construction	28
9.14	Incorporation of Exhibits and Schedules	28
9.15	Separate Counsel	28

Exhibit A - Articles of Merger
Disclosure Schedule — Exceptions to Representations and Warranties

iii

MERGER AGREEMENT

Agreement entered into as of July 1, 2006, by and among AABB, Inc., a Nevada corporation (the "Buyer"), AABB Acquisition Sub, Inc., a Nevada corporation that is a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Genesis Land Development, LLC, a Texas limited liability company (the "Target"). The Buyer, the Transitory Subsidiary, and the Target are referred to collectively herein as the "Parties."

A. Target is engaged in the business of purchasing land and developing it for residential use.

B. Buyer is a public company without any ongoing business operations whose shareholders would like to acquire Target as it has operations which Buyer believes could be financed by the public markets.

C. Target needs financing to meet its business objectives and Target's management believes the needed financing may become more readily available following the merger due to the anticipated increase in liquidity of the combined companies.

D. Transitory Subsidiary has been formed to merge with and into the Target pursuant to a non-taxable reorganization under Section 368(a) (1) (A) of the Internal Revenue Code of 1986, as amended ("Code"), and specifically as a reverse triangular merger as authorized by Section 368(a) (2) (E) of the Code whereby the Common Stock of the Buyer shall be used as consideration for the transaction.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.  DEFINITIONS.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

"Articles of Merger" has the meaning set forth in Section 2.3 below.

"Audited Statements" has the meaning set forth in Section 3.5 below.

"Buyer" has the meaning set forth in the preface above.

"Buyer Officer" shall mean Jason Pratte.

"Buyer Shares" means any shares of Common Stock, $.001 par value per share, issued by Buyer.

  "Closing" has the meaning set forth in Section 2.2 below.

"Closing Date" has the meaning set forth in Section 2.2 below.

"Confidential Information" means any information concerning the businesses and affairs of the Target that is not already generally available to the public.

"Consent" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Disclosure Schedule" has the meaning set forth in Section 3 below.

"Effective Time" has the meaning set forth in Section 2.4(a) below.

"Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body" means any:

(a)  nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)  federal, state, local, municipal, foreign, or other government;

(c)  governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)  multi-national organization or body; or

(e)  body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Knowledge" means an individual shall be deemed to have "Knowledge" of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time within the last six years served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time within the last six years had, Knowledge of such fact or other matter provided that the loyalty and diligence of such director, officer, partner, executor or trustee was at the time and under the circumstances Knowledge was acquired, steadfast and undiminished.

"Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Merger" has the meaning set forth in Section 2.1 below.

"Merger Consideration" has the meaning set forth in Section 2.4(e) below.

"Most Recent Fiscal Quarter End" has the meaning set forth in Section 4.8 below.

"Nevada Business Corporation Act" means the Business Corporation Act of the State of Nevada, as amended.

"Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Ordinary Course of Business" means an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

(a)   such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)  such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

(c)  such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Organizational Documents" shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation (b) the articles or certificate of organization and the limited liability company agreement of a limited liability company; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

"Party" has the meaning set forth in the preface above.

"Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body, or arbitrator.

"Related Person" means, with respect to a particular individual:

(a)  each other member of such individual's Family;

(b)  any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

(c)  any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

(d)  any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)  any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b)  any Person that holds a Material Interest in such specified Person;

(c)  each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d)  any Person in which such specified Person holds a Material Interest;

(e)  any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f)  any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

"Requisite Member Approval" means the affirmative vote of the sole holder of the Target Interests.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialman's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

"Surviving Corporation" has the meaning set forth in Section 2.1 below.

"Target" has the meaning set forth in the preface above.

 "Target Interests" means any membership interest of the Target.

"Target Special Meeting" has the meaning set forth in Section 5.3(a) below.

"Target Member" means any Person who or which holds any Target Interests.

"Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any tax.

"Texas Limited Liability Company Act" means the Limited Liability Company Act of the State of Texas, as amended.

"Threatened" means that a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

"Transitory Subsidiary" has the meaning set forth in the preface above.

2. BASIC TRANSACTION.

2.1  The Merger.

On and subject to the terms and conditions of this Agreement, the Target will merge with and into the Transitory Subsidiary (the "Merger") at the Effective Time. The Transitory Subsidiary shall be the corporation surviving the Merger (the "Surviving Corporation") and shall be a wholly-owned subsidiary of Buyer.

2.2  The Closing.

The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Keller Rohrback, PLC in Phoenix, Arizona, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

2.3  Actions at the Closing.

At the Closing, (i) the Target will deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments, and documents referred to in Section 6.1 below, (ii) the Buyer and the Transitory Subsidiary will deliver to the Target the various certificates, instruments, and documents referred to in Section 6.2 below, (iii) the Target and the Transitory Subsidiary will file with the Secretaries of State of the States of Nevada and Texas Articles of Merger in the form attached hereto as Exhibit A (the "Articles of Merger"), and (iv) the Buyer will cause the Buyer Shares to be exchanged in the manner provided in the Articles of Merger.

2.4  Effect of Merger.

(a)  General. The Merger shall become effective at the time (the "Effective Time") the Target and the Transitory Subsidiary file the Articles of Merger with the Secretaries of State of the States of Nevada and Texas. The Merger shall have the effect set forth in the Nevada Business Corporation Act, and the Texas Limited Liability Company Act. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Target or the Transitory Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

(b)  Articles of Incorporation. Unless otherwise determined by Buyer prior to the Effective Time, the Articles of Incorporation of the Transitory Subsidiary shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation. Concurrent with the Merger, the name of the Surviving Corporation shall be changed to "Genesis Land, Inc."

(c)  Bylaws. The Bylaws of the Transitory Subsidiary, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended, and the Bylaws of the Buyer shall remain unchanged until later amended by the Buyer's new Board of Directors.

(d)  Directors and Officers. At the Effective Time, all of the directors and officers of the Buyer shall resign and the directors of the Buyer following the Merger shall be Larry Don Bankston and Jason Pratte and the officers of the Buyer shall be Jason Pratte, CEO and Jason Pratte, CFO.

(e)  Conversion of Target Interests. At and as of the Effective Time, each Target Interest shall be converted into the right to receive Buyer Shares as set forth in the Articles of Merger attached hereto as Exhibit A (the “Merger Consideration”). No Target Interest shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2.4 after the Effective Time.

2.5  Closing of Transfer Records.

After the close of business on the Closing Date, transfers of Target Interests outstanding prior to the Effective Time shall not be made on the transfer books of the Target.

3. REPRESENTATIONS AND WARRANTIES OF THE TARGET.

The Target and Larry Don Bankston each represent and warrant to Buyer and the Transitory Subsidiary that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the Disclosure Schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

3.1  Organization, Qualification, and Corporate Power.

Target is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a material adverse effect on the financial condition of the Target taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Target has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

3.2  Capitalization.

The Target has 100% of the Target Interests issued and outstanding. All of the issued and outstanding Target Interests have been duly authorized and are validly issued, free and clear of all Encumbrances. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its membership interests or other forms of profit participation or equity (collectively, "Derivative Securities"). There are no outstanding or authorized interest appreciation, phantom interests, profit participation, or similar rights with respect to the Target. The Bankston Third Family Limited Partnership is the only holder of the Target Interests. None of the Target Interests was issued in violation of the Securities Act or any other Legal Requirement. Other than as set forth in Schedule 3.2, no registration rights have been given to any holder of Target Interests. The Target does not have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.3  Authorization of Transaction.

The Target has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that the Target cannot consummate the Merger unless and until it receives the Requisite Member Approval. This Agreement constitutes the valid and legally binding obligation of the Target, enforceable in accordance with its terms and conditions.

3.4  Noncontravention.

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, directly or indirectly, (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the Organizational Documents of Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) or (iii) cause Target to become subject to, or to become liable for the payment of, any tax, or (iv) cause any of the assets owned by Target to be reassessed or revalued by any taxing authority or other Governmental Body. Other than in connection with the Texas Limited Liability Company Act, the Securities Exchange Act, the Securities Act, and the state securities laws, Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement. Except as set forth in Schedule 3.4, Target will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

3.5  Financial Statements.

Buyer has received audited consolidated balance sheets of Target as of December 31 in each of the two years ended 2005 and 2004, and the related audited consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, including the notes thereto, together with the report thereon of Weaver & Martin, LLC, independent certified public accountants (collectively, "Audited Statements"); and an unaudited consolidated balance sheet of the Target, as at June 30, 2006 (the "Interim Balance Sheet") and the unrelated unaudited consolidated statements of income, changes in stockholders’ equity and cash flow for the three months then ended, including the notes thereto. Such financial statements and notes do and shall fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Target, as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 3.5 shall reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Target are required by GAAP to be included in the consolidated financial statements of the Target.

3.6  Books And Records.

The minute books of the Target contain accurate and complete records of all meetings held of, and corporate action taken by, the members and the Manager of the Target, and no meeting of any such members or the Manager has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Target.

3.7  Title To Properties; Encumbrances.

Schedule 3.7 contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by Target. The Target owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Audited Statements and the Interim Balance Sheet (except for assets held under capitalized leases disclosed in Schedule 3.7 and personal property sold since the date of the Audited Statements and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Target since the date of the Audited Statements (except for personal property acquired and sold since the date of the Audited Statements in the Ordinary Course of Business and consistent with past practice). All material properties and assets reflected in the Audited Statements and the Interim Balance Sheet are free and clear of all Security Interests other than as set forth in Schedule 3.7.

3.8  No Undisclosed Liabilities.

Except as set forth in Schedule 3.8, the Target has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for current liabilities incurred in the Ordinary Course of Business.

3.9  No Material Adverse Change.

Since the date of the Interim Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Target, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.10  Employee Benefits.

(a)  Target is not a party to or obligated to contribute to any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (an "Employee Benefit Plan"), guaranteed annual income plan, fund or arrangement, or any collective bargaining agreement, or any other agreement, plan or arrangement similar to or in the nature of the foregoing, oral or written.

(b)  There has not been any (i) termination or partial termination of any Employee Pension Benefit Plan maintained by Target (or any person, firm or corporation which is or was under common control within the meaning of Section 4001(b) of ERISA, with Target (hereinafter called "affiliate") during the period of such common control, at a time when Title IV of ERISA applied to such Plan, (ii) commencement of any proceeding to terminate any such Plan pursuant to ERISA, or otherwise, or (iii) written notice given to Target or any affiliate of the intention to commence or seek the commencement of any such proceeding, which (under (i)) resulted or (under (ii) or (iii) would result in an insufficiency of plan assets necessary to satisfy benefit commitments under Title IV of ERISA or benefits vested under the Plan. Neither Target nor any affiliate has incurred withdrawal liability, complete or partial, under the Multiemployer Pension Plan Amendments Act of 1980 on or prior to the date hereof.

3.11  Compliance With Legal Requirements; Governmental Authorizations.

(a)   Except as set forth in Schedule 3.11:

(i)  Target is, and at all times since inception has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii)  no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Target of, or a failure on the part of Target to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Target to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)  Target has not received, at any time since inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of Target to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)  Schedule 3.11 contains a complete and accurate list of each Governmental Authorization that is held by Target or that otherwise relates to the business of, or to any of the assets owned or used by, Target. Each Governmental Authorization listed or required to be listed in Schedule 3.11 is valid and in full force and effect. Except as set forth in Schedule 3.11:

(i)  Target is, and at all times since inception has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.11;

(ii)  no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.11, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.11;

(iii)  Target has not received, at any time since inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv)  all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.11 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Schedule 3.11 collectively constitute all of the Governmental Authorizations necessary to permit Target to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Target to own and use its assets in the manner in which it currently owns and uses such assets.

3.12  Legal Proceedings; Orders.

(a)  Except as set forth in Schedule 3.12, there is no pending Proceeding:

(i)  that has been commenced by or against Target or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Target; or

(ii)  that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Merger.

(1) No such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Target has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 3.12. The Proceedings listed in Schedule 3.12 will not have a material adverse effect on the business, operations, assets, condition, or prospects of Target.

(b)  Except as set forth in Schedule 3.12:

(i)  there is no Order to which any of the Target, or any of the assets owned or used by Target, is subject; and

(ii)  no officer, manager, agent, or employee of Target is subject to any Order that prohibits such officer, manager, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Target.

(c)  Except as set forth in Schedule 3.12:

(i)  Target is, and at all times since inception has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

(ii)  no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Target, or any of the assets owned or used by Target is subject; and

(iii)  Target has not received, at any time since inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Target, or any of the assets owned or used by Target, is or has been subject.

3.13  Absence Of Certain Changes And Events.

Except as set forth in Schedule 3.13 since June 30, 2006, Target has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)  change in Target's issued membership interests; grant of any Derivative Securities of Target; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Target of any membership interests; or declaration or payment of any distribution or payment in respect of membership interests;

(b)  amendment to the Organizational Documents of Target;

(c)  payment or increase by Target of any bonuses, salaries, or other compensation to any member, manager, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any manager, or employee;

(d)  adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Target;

(e)  damage to or destruction or loss of any asset or property of Target, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Target, taken as a whole;

(f)  entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to Target of at least $10,000;

(g)  sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of Target or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Target, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h)  cancellation or waiver of any claims or rights with a value to Target in excess of $10,000;

(i)  material change in the accounting methods used by Target; or

(j)  agreement, whether oral or written, by Target to do any of the foregoing.

3.14  Contracts; No Defaults.

(a)  Schedule 3.14 contains a complete and accurate list of:

(i)  each Contract that involves performance of services or delivery of goods or materials by Target of an amount or value in excess of $10,000;

(ii)  each Contract that involves performance of services or delivery of goods or materials to Target of an amount or value in excess of $10,000;

(iii)  each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Target in excess of $10,000;

(iv)  each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

(v)  each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(vi)  each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(vii)  each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Target with any other Person;

(viii)  each Contract containing covenants that in any way purport to restrict the business activity of Target or any Affiliate of Target or limit the freedom of Target or any Affiliate of Target to engage in any line of business or to compete with any Person;

(ix)  each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(x)  each power of attorney that is currently effective and outstanding;

(xi)  each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Target to be responsible for consequential damages;

(xii)  each Contract for capital expenditures in excess of $10,000;

(xiii)  each written warranty, guaranty, or other similar undertaking with respect to contractual performance extended by Target other than in the Ordinary Course of Business; and

(xiv)  each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Schedule 3.14 sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts and the amount of the remaining commitment of the Target under the Contracts.

(b)  Except as set forth in Schedule 3.14:

(i)  no manager or member of the Target (and no Related Person of the foregoing) has nor may it acquire any rights under, any Contract that relates to the business of, or any of the assets owned or used by, Target; and

(ii)  no manager, agent, employee, consultant, or contractor of Target is bound by any Contract that purports to limit the ability of such manager, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of Target, or (B) assign to Target or to any other Person any rights to any invention, improvement, or discovery.

(c)  Except as set forth in Schedule 3.14, each Contract identified or required to be identified in Schedule 3.16 is in full force and effect and is valid and enforceable in accordance with its terms.

(d)  Except as set forth in Schedule 3.14:

(i)  Target is, and at all times since inception has been, in full compliance with all applicable terms and requirements of each Contract under which Target has or had any obligation or liability or by which Target or any of the assets owned or used by such Target is or was bound;

(ii)  each other Person that has or had any obligation or liability under any Contract under which Target has or had any rights is, and at all times since inception has been, in full compliance with all applicable terms and requirements of such Contract;

(iii)  no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Target or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; and

(iv)  Target has not given to or received from any other Person, at any time since inception, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

(e)  There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Target under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

3.15  Insurance.

(a)  On or before Closing, Target will deliver to Buyer:

(i)  true and complete copies of all policies of insurance to which Target is a party or under which Target, or any director of Target, is or has been covered at any time since inception;

(ii)  true and complete copies of all pending applications for policies of insurance; and

(iii)  any statement by the auditor of Target's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

(b)  Schedule 3.15 describes:

(i)  any self-insurance arrangement by or affecting Target, including any reserves established thereunder;

(ii)  any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by Target; and

(iii)  all obligations of the Target to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c)  Except as set forth on Schedule 3.15:

(i)  All policies to which Target is a party or that provide coverage to Target, or any director or officer of Target:

(A) shall be valid, outstanding, and enforceable;

(B) shall be issued by an insurer that is financially sound and reputable;

(C) taken together, shall provide adequate insurance coverage for the assets and the operations of the Target for all risks normally insured against by a Person carrying on the same business or businesses as Target;

(D) shall be sufficient for compliance with all Legal Requirements and Contracts to which Target is a party or by which any of them is bound;

(E) shall continue in full force and effect following the consummation of the Merger; and

(F) shall not provide for any retrospective premium adjustment or other experienced-based liability on the part of Target.

(ii)  As of Closing, Target will have received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii)  The Target shall have paid all premiums due, and have otherwise performed all of its respective obligations, under each policy to which Target is a party or that provides coverage to Target or any director thereof.

(iv)  The Target shall give notice to the insurer of all claims that may be insured thereby.

3.16  Environmental Matters.

(a) Target and its properties, assets, operations and business are in compliance in all material respects with all applicable, Legal Requirements relating to the environment, Hazardous Substances, as defined below (including, without limitation, any product content, product take back and e-waste fees), and human health and safety (collectively, “Environmental Requirements”), except for such instances of noncompliance as would not have any adverse effect on the Company’s ability to execute, deliver and perform this Agreement and each of the other agreements contemplated hereby and consummate the transactions contemplated hereby and thereby.

(b) There are no past or present (or, to the knowledge of the Company or Larry Don Bankston, future) events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance by the Company with any Environmental Requirements or any judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or, to the knowledge of the Company or Larry Don Bankston, giving rise to any common law or legal liability of the Company including liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended, or similar federal, state, county, municipal, or local laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation against or affecting the Company, based on or related to the generation, manufacture, processing, labeling, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment (“Hazardous Materials Activities”) of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste (“Hazardous Substance”).

(c) Except as would not reasonably be expected to result in liability to the Company, there has been no release, discharge, deposit, disposal or contamination of or by a Hazardous Substance caused by the Company or any person or entity lawfully acting by or through the Company, or by any other person or entity, on, under, or contiguous to any property owned or leased at any time by the Company, and to the knowledge of the Company or Larry Don Bankston, none of such properties has been used at any time as a landfill, storage, or waste disposal site

(d) No Hazardous Substance generated, manufactured, processed, used, treated, or stored by the Company or any person or entity lawfully acting by or through the Company or by any other person or entity has been disposed of or treated at any site or location, other than property leased or owned by the Company that was not authorized or licensed to receive such materials for disposal or treatment, or at any site or location for which the Company has received a notice of potential liability or request for information, or at any site or location that has been placed or proposed to be placed on any cleanup list or is the subject of a claim, order or directive or consent (including consent decrees and administrative orders), request, settlement or other demand from any person or entity for removal, remedial, response, corrective action, abatement or cleanup.

(e) The Company has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Requirements or the Hazardous Materials Activities of the Company.

(f) The Company has delivered to Buyer or made available for inspection by Buyer and its agents, representatives and employees all records in the Company’s possession concerning the Hazardous Materials Activities of the Company relating to its business and all environmental audits and environmental assessments of any of its real property conducted at the request of, or otherwise in the possession of the Company. The Company has complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

3.17  Employees.

(a)  Schedule 3.17 contains a complete and accurate list of the following information for each employee or manager of Target, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since June 30, 2006; vacation accrued; and service credited for purposes of vesting and eligibility to participate under Target's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, employee pension benefit plan or employee welfare benefit plan, or any other employee benefit plan.

(b)  No employee or manager of Target is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or manager and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Target, or (ii) the ability of Target to conduct its business, including any Proprietary Rights Agreement with the Target by any such employee or manager. No employee of Target has terminated employment since June 30, 2006.

(c)  Schedule 3.17 also contains a complete and accurate list of the following information for each retired employee or manager of the Target, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

3.18  Certain Payments.

Since inception, neither Target nor any manager, agent, or employee of Target, or other Person associated with or acting for or on behalf of Target, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Target or any Affiliate of Target, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Target.

3.19  Relationships With Related Persons.

Except as set forth in Schedule 3.19, no Related Person of Target has, or since inception of the Target has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Target's business. No Related Person of Target is, or since inception of the Target has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with Target, or (ii) engaged in competition with Target with respect to any line of the products or services of Target (a "Competing Business") in any market presently served by Target except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 3.19, no Related Person of Target is a party to any Contract with, or has any claim or right against, Target.

3.20  Brokers' Fees.

Other than as set forth in Schedule 3.20, Target has no any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.21  Tax Treatment.

Neither the Target nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code (a "368 Reorganization"). The Target operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation 1.368-1(d).

3.22  Disclosure.

(a)  No representation or warranty of Target in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)  No notice given pursuant to Section 9.8 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

4. REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY AND THE BUYER OFFICER.

The Buyer, the Transitory Subsidiary and the Buyer Officer each represent and warrant to the Target that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4:

4.1 Organization.

The Buyer and the Transitory Subsidiary are, and will as of the Closing Date be, corporations duly organized, validly existing, and in good standing under the laws of the jurisdiction of their respective incorporations.

4.2 No Brokers' Fees.

Neither the Buyer nor the Transitory Subsidiary have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Target could become liable or obligated.

4.3 Buyer's Securities.

(a)  The entire authorized capital stock of the Buyer consists of 25,000,000 Buyer Shares, of which 2,800,000 Buyer Shares are issued and outstanding and none are held in treasury as of the date of execution of this Agreement;

(b)  all of the issued and outstanding Buyer Shares have been duly authorized and are validly issued, fully paid, and nonassessable;

(c)  the Buyer Shares to be delivered at Closing pursuant to Section 2 have been duly authorized and are validly issued, fully paid, and non-assessable;

(d)  Buyer only has one class of common stock which is not divided into series, and these Buyer Shares to be delivered at Closing represent, on a fully diluted basis, not less than eighty-eight percent (88%) of Buyer's total outstanding securities, whether voting or non-voting;

(e)  except as may be disclosed in Schedule 4.3, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or contracts or commitments that could require Buyer to issue, sell, or otherwise cause to become outstanding any of its capital stock, and there are no outstanding authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Buyer (collectively, "Buyer Derivative Securities"); and

(f)  as of the Closing, there shall not be any issued Buyer Derivative Securities and any Buyer Derivative Securities not exercised prior to the Closing shall be cancelled and rendered null and void.

4.4 No Business Conducted.

Since June 1999, Buyer has conducted no business, sales or marketing activities nor generated any revenue.

4.5 Undisclosed Liabilities.

Neither Buyer nor Transitory Subsidiary will have any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) as of the Closing.

4.6 Authorization of Transaction.

The Buyer and the Transitory Subsidiary have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform their respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer and the Transitory Subsidiary, enforceable in accordance with its terms and conditions.

4.7 Disclosure.

Any filing made by Buyer with the SEC regarding the Merger will comply with the Securities Act and Securities Exchange Act, as applicable, in all material respects. Such disclosures will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that the Buyer and the Transitory Subsidiary make no representation or warranty with respect to any information that the Target will supply specifically for use in any SEC filings.

4.8 Financial Statements.

Target has received audited consolidated balance sheets of Buyer as of December 31 in each of the two years ended 2005 and 2004, and the related audited consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, including the notes thereto, together with the report thereon of Weaver & Martin, LLC, independent certified public accountants (collectively, "Buyer Audited Statements"); and an unaudited consolidated balance sheet of the Buyer, as at June 30, 2006 (the "Most Recent Fiscal Quarter Ended") and the unrelated unaudited consolidated statements of income, changes in stockholders’ equity and cash flow for the three months then ended, including the notes thereto. Such financial statements and notes do and shall fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Buyer, as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 4.8 shall reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Buyer are required by GAAP to be included in the consolidated financial statements of the Buyer.

4.9 Books and Records.

The books and records of the Buyer, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) state in reasonable detail the material transactions and dispositions of the assets of the Buyer and (iii) accurately and fairly reflect the basis for the Buyer Audited Statements. The Buyer has (i) designed and maintains disclosure controls and procedures (as defined in the Securities Exchange Act) to ensure that material information relating to the Buyer is made known to management of the Buyer by others within those entities, in a timely manner, and that no changes are required at this time, and (ii) designed and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements, including that (A) transactions are executed in accordance with management's general or specific authorization; and (B) transactions are recorded as necessary (x) to permit preparation of consolidated financial statements in conformity with GAAP and (y) to maintain accountability of the assets of the Buyer. The management of the Buyer has disclosed, based on its most recent evaluation, to the Buyer's auditors and the Buyer's Board of Directors (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Buyer's ability to record, process, summarize and report financial data and have identified for the Buyer's auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Buyer's internal controls. A summary of any such disclosure made by management to the Buyer's auditors and Board is set forth on Schedule 4.9. There have been no significant changes in the Buyer's internal controls or in other factors that could significantly affect the Buyer's internal controls, or any significant deficiencies or material weaknesses in such internal controls requiring corrective actions.

4.10 No Contravention.

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either the Buyer or the Transitory Subsidiary is subject or any provision of the charter or bylaws of either the Buyer or the Transitory Subsidiary or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either the Buyer or the Transitory Subsidiary is a party or by which it is bound or to which any of its assets is subject. Other than in connection with the provisions of the Nevada Business Corporation Act, the Securities Exchange Act, the Securities Act, and the state securities laws, neither the Buyer nor the Transitory Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

4.11 Reporting Company Status.

Buyer is not required to file reports with the SEC pursuant to Section 12(g) of the Securities Exchange Act.

4.12 No Injunctions.

Neither Buyer, nor any of its present officers or present directors have, during the past five (5) years, been the subject of any injunction, cease and desist order, assurance of discontinuance, suspension or restraining order, revocation or suspension of a license to practice a trade, occupation or profession, denial of an application to obtain or renew same, any stipulation or consent to desist from any act or practice, any disciplinary action by any court or administrative agency, nor has Buyer or any of its present officers or present directors knowingly violated any state or federal laws regulating the offering and sale of securities.

4.13 Antitakeover Statutes and Rights Agreement; Dissenters Rights.

The provisions of NRS Section 78.378 et seq. and NRS Section 78.411 et seq. do not apply to this Agreement, the Merger, or any of the transactions contemplated hereby and no other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other "control share acquisition," "fair price," "moratorium" or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement, the Merger, or any of the transactions contemplated hereby. In addition, there are no available dissenters or appraisal rights for Buyer shareholders for the Merger or the transactions contemplated by this agreement.

4.14 Absence of Certain Changes.

Since the Most Recent Fiscal Quarter End, Buyer has conducted no operations and, except as disclosed to the Target in writing prior to the date hereof, there has not been:

(a)  any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer;

(b)  any declaration, setting aside or payment of any dividend or other distribution with respect to any Interests of capital stock of Buyer, or any repurchase, redemption or other acquisition by Buyer of any outstanding Interests of capital stock or other securities of, or other ownership interests in, Buyer;

(c)  any split, combination or reclassification of any capital stock of the Buyer or any issuance or the authorization of any issuance of any securities of the Buyer;

(d)  any amendment of any material term of any outstanding security of Buyer;

(e)  any change in any method of accounting or accounting principles or practice by Buyer, except for any such change required by reason of a concurrent change in GAAP; or

(f)  any contract, agreement, arrangement or understanding by Buyer to do any of the things described in the preceding clauses (a) through (e).

4.15 Compliance with Laws and Court Orders.

Buyer is and has been in compliance with, and is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that would not reasonably be expected to be material to Buyer.

4.16 Tax Treatment.

Neither Buyer nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a 368 Reorganization.

4.17 Litigation.

Except as set forth in Schedule 4.17, there is no action, suit, investigation or proceeding (or any basis therefore) pending against, or threatened against or affecting, Buyer, any present or former officer, director or employee of Buyer or any Person for whom Buyer may be liable or any of its properties before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to be material to Buyer or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

4.18 Agreements, Contracts and Commitments.

Neither Buyer nor any other party to a Buyer Contract (as defined below) is in breach, violation or default under, and Buyer has not received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Buyer is a party or by which they are bound (any such agreement, contract or commitment, a "Buyer Contract"), except for breaches, violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer.

5. COVENANTS.

The Parties agree as follows with respect to the period from and after the execution of this Agreement.

5.1  General.

Each of the Parties will use its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

5.2  Notices and Consents.

The Target will give any notices to third parties, and will use its best efforts to obtain any third party consents, that the Buyer may request in connection with the matters referred to in Section 3.4 above.

5.3  Regulatory Matters and Approvals.

Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.4 and Section 4.10 above. Without limiting the generality of the foregoing:

(a)  Target Special Meeting. The Target will obtain a Consent in Lieu of Meeting as soon as practicable to consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Texas Limited Liability Company Act.

(b)  Blue Sky Laws. Target shall comply with all applicable state securities laws relating to the distribution of Buyer Shares to holders of Target Interests pursuant to this Agreement.

5.4  Operation of Business.

Neither the Target, nor the Buyer nor its Subsidiaries shall engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

(a)  other than as set forth in this Agreement, neither the Target, nor the Buyer nor its Subsidiaries will authorize or effect any change in its Organizational Documents;

(b)  other than as set forth in this Agreement, neither the Target, nor the Buyer nor its Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

(c)  neither the Target, nor the Buyer nor its Subsidiaries will declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or, other than as set forth in this Agreement, redeem, repurchase, or otherwise acquire any of its capital stock;

(d)  the Target will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

(e)  the Target will not impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

(f)  the Target will not make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

(g)  the Target will not make any change in employment terms for any of its managers and employees outside the Ordinary Course of Business or hire any new manager or employee or fire any existing manager or employee; and

(h)  other than as set forth in this Agreement, the Target will not commit to any of the foregoing.

5.5  Full Access.

Each of the Parties will (and will cause each of its Subsidiaries to) permit representatives of the other Party to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to it and its Subsidiaries. Each of the Parties will treat and hold as such any Confidential Information it receives from the other Party in the course of the reviews contemplated by this Section 5.5, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the other Party all tangible embodiments (and all copies) thereof which are in its possession as obtained from the other Party.

5.6  Notice of Developments.

Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5.6, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

5.7  Exclusivity.

The Target will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the equity or assets of the Target (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that the Target, and its managers and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require. The Target shall notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6. CONDITIONS TO OBLIGATION TO CLOSE.

6.1  Conditions to Obligation of the Buyer and the Transitory Subsidiary.

The obligation of the Buyer and the Transitory Subsidiary to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)  this Agreement and the Merger shall have received the Requisite Member Approval;

(b)  the Target shall have procured all of the third party consents specified in Section 5.2 above;

(c)  the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

(d)  the Target shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(e)  no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the capital stock of the Surviving Corporation and to control the Surviving Corporation, or (D) affect adversely the right of the Surviving Corporation to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(f)  During the period from June 30, 2006 to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operation of Target taken as a whole;

(g)  the Target shall have delivered to the Buyer and the Transitory Subsidiary a certificate to the effect that each of the conditions specified above in Sections 6.1(a)-(f) is satisfied in all respects;

(h)  all actions to be taken by the Target in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer and the Transitory Subsidiary.

The Buyer and the Transitory Subsidiary may waive any condition specified in this Section 6.1 if they execute a writing so stating at or prior to the Closing.

6.2  Conditions to Obligation of the Target.

The obligation of the Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)  the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

(b)  each of the Buyer and the Transitory Subsidiary shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c)  no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the capital stock of the Surviving Corporation and to control the Surviving Corporation, or (D) affect adversely the right of the Surviving Corporation to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d)  immediately prior to the Closing, there shall not be greater than 2,500,000 shares of Common Stock, issued and outstanding of Buyer and there shall not be any Buyer Derivative Securities outstanding;

(e)  Buyer shall have no assets, liabilities or contingent liabilities;

(f)  each of the Buyer and the Transitory Subsidiary shall have delivered to the Target a certificate to the effect that each of the conditions specified above in Sections 6.2(a)-(e) is satisfied in all respects;

(g)  this Agreement and the Merger shall have received the Requisite Member Approval;

(h)  the Target shall have received the resignations, effective as of the Closing, of each director and officer of Buyer and of the Transitory Subsidiary; and

(i)  all actions to be taken by the Buyer and the Transitory Subsidiary in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Target.

The Target may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing.

7. INDEMNIFICATION.

7.1  Indemnification.

The Buyer Officer agrees to indemnify and hold Target and its managers and affiliates, including but not limited to the Surviving Corporation (the “Indemnitees”) harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a “Loss” and collectively “Losses”) incurred by Target, its managers or affiliates (including the Surviving Corporation) directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of such Buyer Officer contained in this Agreement, or (ii) any failure of such Buyer Officer to perform or comply with any covenant contained in this Agreement. The representations, warranties and covenants made by the Buyer Officer in this Agreement shall survive for a period expiring on the date that is thirty-six (36) months following the Closing (the "Survival Date") and any action for a breach of the Buyer Officer's representations or warranties, the failure of the Buyer Officer to comply with a covenant hereunder or any Loss under this Section 7.1 must be made and filed by the Survival Date. Any claim for a breach of the Buyer Officer’s representations or warranties, the failure of the Buyer Officer to comply with a covenant hereunder or any Loss under this Section 7.1 which is not made and filed by an Indemnitee prior to the Survival Date shall, from and after the Survival Date, be deemed to have been waived by such Indemnitee and rendered null and void and of no further force and effect.

7.2  Warranty of No Claims.

Buyer and Buyer Officer hereby represent and warrant, that to the best of its and his knowledge and belief, there is no known past condition or set of facts relating to the executive officers and directors of Buyer which will give rise to any claims, demands, obligations, actions or causes of action, of any nature whatsoever, which a party may now have, or which may hereafter accrue or otherwise be acquired, arising out of tort, contract, securities, or other theories of liability related to the duties and obligations imposed upon the executive officers and directors of Buyer.

7.3  Indemnity Procedure.

Within 15 days after service upon an indemnified party of a summons or other first legal process in connection with the commencement of any action brought against it, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; the omission to notify the indemnifying party will relieve it from any liability which it may have to any indemnified party under this Section (but not otherwise) if the indemnifying party proves that it has been materially prejudiced by such omission. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in and, to the extent that it may wish, jointly with any other indemnifying party, similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

8. TERMINATION.

8.1  Termination of Agreement.

Any of the Parties may terminate this Agreement with the prior authorization of its board of directors or manager as applicable (whether before or after stockholder or member approval) as provided below:

(a)  the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

(b)  the Buyer and the Transitory Subsidiary may terminate this Agreement by giving written notice to the Target at any time prior to the Effective Time (A) in the event the Target has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer or the Transitory Subsidiary has notified the Target of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 31, 2006, by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from the Buyer or the Transitory Subsidiary breaching any representation, warranty, or covenant contained in this Agreement);

(c)  the Target may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary at any time prior to the Effective Time (A) in the event the Buyer or the Transitory Subsidiary has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Target has notified the Buyer and the Transitory Subsidiary of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 31, 2006, by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from the Target breaching any representation, warranty, or covenant contained in this Agreement); or

(d)  any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Target Special Meeting in the event this Agreement and the Merger fail to receive the Requisite Member Approval.

8.2  Effect of Termination.

If any Party terminates this Agreement pursuant to Section 8.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

9. MISCELLANEOUS.

9.1  Survival.

Each of the representations, warranties, and covenants of the Parties shall survive the Effective Time by two years.

9.2  Press Releases and Public Announcements.

No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

9.3  No Third-Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Section 2 above concerning payment of the Merger Consideration are intended for the benefit of the Target Members.

9.4  Entire Agreement.

This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

9.5  Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

9.6  Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.7  Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.8  Notices.

All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Target:	Genesis Land Development, LLC

If to the Buyer:	AABB, Inc.
P.O. Box 2259
Minden, NV 89423

Copy to:	Stephen R. Boatwright, Esq.
Keller Rohrback, PLC
3101 North Central Avenue, Suite 900
Phoenix, AZ 85012-2600

If to the Transitory Subsidiary:	AABB Acquisition Sub, Inc.
P.O. Box 2259
Minden, NV 89423

Copy to:	Stephen R. Boatwright, Esq.
Keller Rohrback, PLC
3101 North Central Avenue, Suite 900
Phoenix, AZ 85012-2600

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.9  Governing Law.

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

9.10  Amendments and Waivers.

The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors and managers; provided, however, that any amendment effected subsequent to stockholder and member approval will be subject to the restrictions contained in the Nevada Business Corporations Act and Texas Limited Liability Company Act. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.11  Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.12  Expenses.

Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.13  Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

9.14  Incorporation of Exhibits and Schedules.

The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.15  Separate Counsel.

The parties stipulate and agree that, in entering into this Agreement, they have relied upon the advice and representation of counsel and other advisors selected by them. The parties particularly stipulate and agree that Keller Rohrback, PLC has exclusively represented the Buyer and the Transitory Subsidiary and not the Target, Larry Don Bankston or the Buyer Officer.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

AABB, INC.

By:	/s/ Jason Pratte
Jason Pratte, President

AABB ACQUISITION SUB, INC.

By:	/s/ Jason Pratte
Jason Pratte, President

GENESIS LAND DEVELOPMENT, LLC

By:	/s/ Larry Don Bankston
Larry Don Bankston, Manager

BUYER OFFICER

/s/ Jason Pratte
Jason Pratte

LARRY DON BANKSTON

/s/ Larry Don Bankston
Larry Don Bankston